Exhibit 99.1

Isoray Announces Second Quarter Fiscal 2019 Financial Results

Record Revenue and Gross Profit
Revenue Increased 24% Year-Over-Year

RICHLAND, Wash., Feb. 07, 2019 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the second quarter of fiscal 2019 ended December 31, 2018.

Revenue for the second quarter of fiscal 2019 grew 24% to a record $1.90 million versus $1.54 million in the prior year comparable period. The revenue increase was driven by 29% sales growth in the company’s core prostate brachytherapy offerings, which includes the recently launched Blu Build delivery system. Prostate brachytherapy represented 89% of total revenue for the second quarter of 2019 compared to 86% in the prior year comparable period. Non-prostate brachytherapy revenue in the quarter was comprised primarily of sales to treat brain and lung cancers.

Gross profit as a percentage of revenues increased to a record 40.2% for the three months ended December 31, 2018 versus 34.6% in the prior year comparable period. Second quarter gross profit increased 44% to a record $0.77 million versus $0.53 million in the second quarter of fiscal 2018, largely attributed to increased sales and the company’s continued leverage of its facilities, personnel, and isotope.

Isoray CEO Lori Woods said, “We are pleased to report record revenue and gross profit this quarter. We have realized successes in growing our core business, achieving market share gains, and attracting new customers. We believe these important milestone achievements speak to what is ahead for Isoray as we continue to execute our plans for expanded market opportunities and growth.”

Total operating expenses in the second quarter were $2.2 million compared to $2.0 million in the prior year period. Total research and development expenses increased 22% versus the prior year comparable period. The increase in total research and development expenses was primarily the result of increases in proprietary product development expenses related to the Blu Build delivery system. Sales and marketing expenses increased 4% versus the prior year comparable period. General and administrative expenses increased 12% versus the prior year comparable period, primarily the result of an increase in headcount and expenses related to the company’s annual shareholder meeting.

The net loss for the three months ended December 31, 2018 was $1.41 million or ($0.02) per basic and diluted share versus a net loss of $1.46 million or ($0.03) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.3 million for the three months ended December 31, 2018 versus 55.1 million in the comparable prior year period.

For the first six months of fiscal 2019 ended December 31, 2018, revenue increased 26% to $3.47 million versus $2.75 million in the prior year comparable period. Prostate brachytherapy represented 89% of total revenue for the first half of fiscal 2019 compared to 87% for the first half of fiscal 2018. Total operating expenses for the first six months of fiscal 2019 increased 11% to $4.24 million, versus $3.82 million in the prior year comparable period. The net loss for the first half of fiscal 2019 was $2.92 million, or ($0.04) per basic and diluted share, compared to a net loss of $3.01 million, or ($0.05), per basic and diluted share in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 66.7 million for the six months ended December 31, 2018 versus 55.0 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the second quarter of fiscal 2019 totaled $7.87 million and the company had no debt.

Conference Call Details
The Company will hold an earnings conference call today, February 12, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (866) 682-6100. For callers outside the U.S., please dial (862) 298-0702.

The conference call will be simultaneously webcast and can be accessed at https://www.investornetwork.com/event/presentation/42028 by clicking on the link. The webcast will be available until May 12, 2019 following the conference call. A replay of the call will also be available by phone and can be accessed by dialing (877) 481-4010 and providing reference number 42028. For callers outside the U.S., please dial (919) 882-2331 and provide reference number 42028. The replay will be available beginning approximately 1 hour after the completion of the live event, ending at 4:30 p.m. Eastern Time on February 19, 2019.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook and follow us on Twitter @Isoray.

Safe Harbor Statement
Statements in this news release about Isoray's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether our new marketing strategy will continue to increase sales, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the timing of ongoing commercialization of GammaTileTM Therapy, the acceptance rate of our Blu Build delivery system, the positive industry data fueling renewed interest in brachytherapy, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(In thousands, except shares)

	December 31,	June 30,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,201	$2,600
Short-term investments	4,667	825
Accounts receivable, net	1,107	1,192
Inventory	494	494
Prepaid expenses and other current assets	351	335

Total current assets	9,820	5,446

Property and equipment, net	1,471	1,311
Restricted cash	181	181
Inventory, non-current	266	319
Other assets, net of accumulated amortization	173	198

Total assets	$11,911	$7,455

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,196	$1,391
Accrued protocol expense	113	77
Accrued radioactive waste disposal	55	37
Accrued payroll and related taxes	120	155
Accrued vacation	156	175

Total current liabilities	1,640	1,835
Long-term liabilities:
Asset retirement obligation	606	590

Total liabilities	2,246	2,425
Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized:
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,331,147 and 56,331,147 shares issued and outstanding	67	56
Additional paid-in capital	91,868	84,322
Accumulated deficit	(82,270)	(79,348)

Total shareholders' equity	9,665	5,030

Total liabilities and shareholders' equity	$11,911	$7,455

Isoray, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2018	2017	2018	2017

Product sales, net	$1,904	$1,536	$3,466	$2,747
Cost of product sales	1,139	1,005	2,177	1,951
Gross profit	765	531	1,289	796

Operating expenses:
Research and development:
Proprietary research and development	395	311	789	597
Collaboration arrangement, net of reimbursement	19	29	45	104
Total research and development	414	340	834	701
Sales and marketing	702	674	1,351	1,288
(Gain) on Equipment Disposal	(23)	-	(23)	-
General and administrative	1,101	985	2,074	1,827
Total operating expenses	2,194	1,999	4,236	3,816

Operating loss	(1,429)	(1,468)	(2,947)	(3,020)

Non-operating income:
Interest income, net	15	5	25	10
Non-operating income, net	15	5	25	10

Net loss	(1,414)	(1,463)	(2,922)	(3,010)
Preferred stock dividends	(2)	(3)	(5)	(5)

Net loss applicable to common shareholders	$(1,416)	$(1,466)	$(2,927)	$(3,015)

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.04)	$(0.05)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,331	55,056	66,743	55,037